Exhibit 99.2

Duos Technologies

Fourth Quarter and Full Year 2023 Earnings Conference Call

April 1, 2024

Please Note: This transcript has been edited to correct certain numbers pertaining only to Q4 2023 and 2022 that, due to a scrivener’s error in the original script, were incorrectly presented during the Conference Call. All numbers in the 10-K, the earnings press release and this transcript are accurate.

Presenters

Chuck Ferry, CEO

Andrew Murphy, CFO

Q&A Participants

Ed Woo - Ascendiant Capital Markets

Operator

Good afternoon. Welcome to Duos Technologies’ Fourth Quarter and Full Year 2023 Earnings Conference Call.

Joining us for today's call are Duos CEO Chuck Ferry and CFO, Andrew Murphy. Following their remarks, we will open the call for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I would like to turn the call over to Duos' CEO Chuck Ferry. Sir, please proceed.

Chuck Ferry

Thank you. Welcome, everyone, and thanks for joining us. Earlier today, we issued a press release announcing our financial results for the fourth quarter and full year 2023, as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website. I encourage all listeners to view that release, as well as our 10-K filing with the SEC to better understand some of the details we'll be discussing during our call.

Today, in addition to giving commentary on the recent financials, I'm going to update the assessment I gave during the last earnings call. During that call, I told you that I believed the company was in the best position it has ever been to achieve our strategy and long-term value for shareholders.

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We anticipated the short-term financial headwinds, as manifested in our results for last year, would provide additional challenges for us in executing our strategy. I am pleased to report that, despite these challenges, our mid and long-term outlook remains unchanged, and I'm expecting much improved performance for 2024.

Outside of the most recent financial results, the company continues to make significant progress on many different strategic programs, and I'll be giving you a more comprehensive assessment in my commentary, following the financial report from our CFO.

What remains critical for us in the coming 12 months is to complete the transition from a volatile CapEx-only business to a technology-focused subscription business with steady recurring revenue. We'll update you on progress with our plan and the critical milestones to achieve this, after we review the financial results.

Over to you, Andrew.

Andrew Murphy

Thank you, Chuck. As we have discussed in previous calls, Duos has historically operated with periods of intermittent growth, interspersed with temporary lulls, as large new contracts begin the execution cycle and progress through various stages of development.

Our results for Q4 and the full year exemplified this volatility in revenue, underscoring the challenges--the continued challenges in a purely CapEx model and supporting our ongoing efforts to focus on primarily subscription-based model in the future.

In addition, the company is currently pursuing certain opportunities that are within our technology-based expertise of machine vision and AI systems but addressing additional industries, which Chuck will speak to in his assessment. To be clear, the business results for Q4 2023 were disappointing, but anticipated based on delays out of our control with three of our existing customers.

Forecasting and timing of revenues for the railroad industry that is adopting new cutting-edge technology has been challenging, and we are making adjustments to ensure we achieve breakeven and make the business more predictable.

We remain strongly positioned within the rail sector and now within the artificial intelligence value chain to make this company proud. Let's now get into our results for the quarter and for the year.

Total revenue for the quarter decreased 74% to $1.53 million, compared to $5.93 million in the fourth quarter of 2022. Total revenue for the year decreased 50%, compared to 2022. Much of the decrease was due to customer-driven delays beyond the company's control during the ongoing production at the two high-speed transit focused RIPs and, thus, resulting in timing delays at the overall project delivery, shifting anticipated revenues into the second half of 2024.

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The company also began its transition into a greater focus on AI software and support services, much of which are recurring revenue, where there was an increase in services and consulting revenues. Underlying recurring revenues climbed by approximately 23% on a year-over-year basis.

This growth is fueled by the expansion of service contracts following the completion of new portals in the early 2023, coupled with deployment of AI services deployed with several customers and the onset of a data subscription services contract with the transit customer. The company anticipates these revenue sources will continue growing, throughout 2024 and beyond.

Cost of revenues for the quarter decreased 68% to $1.22 million, compared to $3.79 million for Q4 of 2022. For the year, cost of revenues decreased 40% overall, due to the decrease in revenues previously noted. Cost of revenues on services and consulting decreased by 4% year-over-year, despite a small increase in revenues for this category, which is a positive trend.

The company continues to put into service additional artificial intelligence algorithms and maintenance and support services, which are high margin and represent only marginal increases in the requisite cost to deliver these services.

Gross margin in Q4 2023 decreased 86% to $303,000, compared to $2.14 million in Q4, 2022. For the year, gross margin decreased 72% for the year ended December 31, 2023, as compared to the same period, 2022. The decline was a direct result of project delays that were experienced in the latter half of 2023, offset by a slight increase in service and consulting contribution.

The business activity in 2023 consisted primarily of continued progression into the advanced stages of procurement manufacturing for these two transit focused RIPs.

Operating expenses for Q4 2023, increased 12% to $3.48 million, compared to $3.10 million for Q4 2022. For the year overall, operating expenses were 10% higher in 2023, as compared to full year 2022.

There was a 12% increase in sales and marketing related to the increased investment into the capability of the commercial team, including additional--the addition of professionals with extensive experience and leadership in the rail industry.

Additionally, a small increase in general and administrative costs was influenced by several factors, including noncash amortization charges associated with roughly 400,000 share options that were issued, during 2023.

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In late 2023, the company took steps to rationalize some staff positions given the lower performance in 2023 with an anticipated impact of around $1 million in savings and operating costs, across 2024. These changes in expense reflect the company's ongoing efforts to invest in talent and expand capabilities in line with the long-term operating plan.

Net operating loss for Q4, 2023, totaled $3.18 million, compared to a net operating loss for approximately $1 million for Q4, 2022. The loss for operations for the year ended December 31, 2023 and 2022 were $11.4 million and $6.8 million, respectively. The increase in losses from operations during the year was a result of the temporary decline in system revenues stemming from a timing shift in business activity as well as project delays experienced in the latter half of 2023 that were beyond the company's control.

Net loss for the year ended December 31, 2023 and 2022 was $11.2 million and $6.8 million, respectively. The increase in net loss is primarily attributable to the delays of project activity in 2023, compared to 2022. This was offset slightly with an increase in the company's recurring services and consulting revenue.

Net loss per share was $1.56 and $1.10 for the years ended December 31, 2023 and 2022, respectively.

With regard to the balance sheet, we ended the year with approximately $3.27 million in cash and cash equivalents. We have an additional $0.25 million of receivables, as well as $1.35 million contract assets, together constituting over $1.6 million in future cash flow, as well as $1.5 million of inventory consisting primarily of long lead items for two pending RIP installations.

Just recently, the company took in net proceeds of more than $2.7 million from the sale of Series D and Series E convertible preferred stock with both existing and not--and new investors. As of this call, the company currently has approximately $3.4 million in cash and cash equivalents.

Duos continues to have the support of our long-term shareholders who recognize the strategic path the company is pursuing, as evidenced by this and previous capital infusions, and we appreciate their continued support as we implement our subscription platform.

At the end of the year, our contracts in backlog represented approximately $6.6 million in revenue, and we have approximately $6 million to $7 million in near-term renewals, contract modifications and near-term awards, providing additional visibility on future revenue performance and cash receipts.

We remain encouraged by the long-term nature of our contracts and believe our maintenance in artificial intelligence services ensure that the railcar inspection portals are critical to three of the six Class 1 rail roads and our other major transit and freight operators ongoing network operations.

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As anticipated, the net short-term effect of our project delays out of our control during 2023 did not allow us to book sufficient revenue to meet our guidance range, which we withdrew in Q4.

The underlying positive news is that the lower revenue reported is the result of project delays, rather than contract cancellations. In fact, the majority of the revenues causing our miss of earlier guidance in 2023 are all expected to be booked during 2024.

We maintained sufficient capital to execute our near-term plans.

The business has no debt, and we hold inventory in the balance sheet and the capital necessary to execute the next two to three projects. This flexibility gives us the ability to execute contracts that we expect to be completed in the next two to three quarters with a lower cash outlay than normally forecasted.

That concludes my financial commentary. I'll now pass the call back to Chuck.

Chuck Ferry

Thank you, Andrew. We continue to be told by our current customers, potential customers, regulators and labor unions that our railcar inspection portal is best-in-class in terms of performance, reliability and standardization of the hardware, software, IT infrastructure and artificial intelligence.

We have shown the technology to a significant number of car manufacturers, owners and shippers and the audience is at first stunned by the capability and then the conversation turns how to turn--how to use this data which, to our knowledge, has never previously been available, how it can be used to increase overall return on investment in terms of safety, cost of risk, maintenance efficiencies and improvement to velocity and dwell metrics.

Recently, I've met with a senior leadership team for our large passenger customer, where they've been using the data from a subscription from several portals and are very excited by the excellent results they've received, thus far. We anticipate this customer will continue to expand the use of this technology in the future.

In 2023, we were requested to show the technology to more than 30 congressmen and senators on Capitol Hill and several state legislators and governors. We have also demonstrated the technology to the national leadership of mechanical carmen, who strongly believe this tool would greatly benefit rail safety, when used by qualified mechanical personnel.

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We have also demonstrated our technology to the customs and border patrol agency and have shown them where we can discover suspected illegal riders with our machine vision and artificial intelligence detections. They are keen to use this solution to assist with the challenges of the border and it be used to increase CBP officer safety and help railroads get across the border, faster.

Our challenge is to turn that positive reaction into contracts that grow revenue and profits. Over the last three and a half years, Duos has significantly improved our technical reliability, installation speed and responsiveness to our customers. We've made major advances to our artificial intelligence portfolio, which has now been adopted by all of our current customers.

We have also, dramatically, increased the computing speed at the Edge for our artificial intelligence detections and making the results available in 60 seconds or less, which is much faster than our competitors and enables immediate safety notifications for locomotive engineers and dispatchers.

So, we've been--we have previously discussed diversifying our business to further enhance our position as a machine vision and artificial intelligence company into other verticals. We currently operate 13 Edge data centers with our railcar inspection portals that enable extremely fast computing power and artificial intelligence inferencing, which the industry calls AI at the Edge.

In fact, last year, we won an internal fast computing international sales competition sponsored by Dell Technologies, where we beat out all teams to include a well-known large defense contractor and another company that deploys satellites into space. Tune in to see media that has been or will be released by Dell Technologies and NVIDIA that discusses our advances in computing power at the Edge and our partnership, in general.

Given this expertise and partnering with Dell Technologies and NVIDIA, we are in discussions with several companies outside the rail industry to use our knowledge and expertise to support their Edge computing requirements, given the massive demand for artificial intelligence, computing and 5G rollout. This is aligned with our strategy to be an important part of the overall AI value chain.

Earlier this year, we issued a press release announcing that the U.S. Patent and Trademark Office granted us a patent for use of artificial intelligence to detect defects in trains and methods to use. This patent is important in several respects. Not only does it recognize our AI methodology, but it also covers how we acquire, compute and present the data with our railcar inspection tool. The great thing of this patent it shows the significant accomplishments and value of our hardware, software, IT and artificial intelligence teams.

We have also made progress in shifting our revenue model to become more software, artificial intelligence and services focused. Our recently signed deals with two major railroads for AI subscription and support services contracts is just the beginning, I believe a trend for other operators to engage us to provide automated inspections of railcars.

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As a data point, our technology conducted scans of more than 8.5 million railcars, last year. That translates to 665,000 unique railcars, or approximately 40% of the total freight car population in North America.

We continue to invest in research and development, and we'll release a number of new technologies in 2024, including, but not limited to, a new version of our world-class Centraco platform, which is the software user interface that the mechanical car inspectors use to, virtually, inspect railcars. Centraco was originally designed to be the hub and interface for sensor-based systems and in the last three years, it has been extensively updated and hardened.

I will have more to say about this in future calls, but it's safe to say that the new version will be an important component in the generative AI value chain, supporting a large number of deployed algorithms, which are now in operation with all of our customers.

In some cases, these automated detections through the portals of machine vision systems are being used to obtain regulatory waivers. We are also now creating generative artificial intelligence to strengthen the training sets that make our AI use cases faster and more reliable.

As previously reported, we appointed Chris King as our Chief Commercial Officer. Chris worked for me as the Chief Commercial Officer at APR Energy, and he was a key leader responsible for growing that business from $225 million revenue in 2016 to more than $600 million of revenue in 2019. He has significant experience closing deals, and he's having a very positive impact here at Duos.

Our current backlog remains steady at around $6.6 million, and we are engaged in more than $100 million of opportunities that we expect to drive our growth both, this year and beyond. As part of that opportunity set, we are progressing in talks to build the first of several Duos-owned portals from which to sell data subscriptions located at heavily traffic railcar interchange points in the United States.

Furthermore, we have also identified, during discussions with several large telecommunications companies, to deploy Edge data centers in support of the AI infrastructure support chain.

On our last call, I outlined the risks to our plans, and it's worth reviewing them at this time. The primary risks continue to be project delays out of our control and timing of revenue recognition with current customers and the slow adoption of this technology with new customers in the rail sector.

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We will continue to press hard into the rail sector, which we know will adopt our technology at a large scale, but also initiate efforts to diversify our offerings into the broader AI value chain.

In closing, I want to highlight that I believe our company has a leadership position in the rail sector with machine vision and AI wayside detection. We have developed a significant opportunity with our Edge data centers and other technology to provide additional value in the broader AI value chain. We will continue our efforts to transition from a CapEx business to a recurring revenue business in the coming 12 months.

I'd like to thank our current customers, which includes Amtrak, Canadian National, CPKC, CSX, Ferromex, Chicago Metro and L.A. Metro for their continued contract renewals. I also want to thank our long-term shareholders for their financial support, which has been critical to our success. I believe that our company is in a great position to significantly grow in value, despite our current financial results.

Thank you for your time, and we'll open the call for your questions. Operator, please provide the appropriate instructions.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press “*”, “1” on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press “*”, “2”, if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset, before pressing the star keys. One moment please while we poll for questions.

Our first question comes from the line of Ed Woo with Ascendiant Capital Markets. Please proceed with your question

Ed Woo

Yeah, thank you for taking my questions, and congratulations on the progress. As we move further and further away from the major train accident in East Palestine, Ohio, last year, what's the regulatory environment? And do you see that the Legislators in Congress are still putting train safety as a high priority?

Chuck Ferry

Yeah, Ed, it's good to hear from you. So, I think just a brief update. So you've got the Railway Safety Act bill of 2023 waiting its turn on the Senate floor. And then it's still in committee over on the--over the House side. I think as we've--as you said, got further away from East Palestine and gotten closer to the national elections, I think the likelihood and I think the consensus is pretty common amongst all the industry stakeholders that the likelihood that that Railway Safety Act goes through, I think, is diminishing.

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I think that we have though said publicly a number of times is that, despite that fact, the railroads in general, the rail industry has gotten a lot more focused on safety, in general. We've seen a lot of our Class I customers as well as short lines, make investments quietly into additional wayside detection technologies. We're in discussion with a lot of them about ours.

I think you've also got what we've said before that our strategy to expand our technology on a larger scale into this industry should not rely and does not rely on the passage of that bill. Since East Palestine, we've gotten a lot more commercial activity. We said before, it takes a little while to move from inquiry to contract here with the large Class 1s. But we are making progress, and I expect to announce some of that in the coming quarters. Hopefully, that answers the question.

Ed Woo

Yes, it does. Thank you, and I wish you guys good luck. Thank you.

Chuck Ferry

Okay, appreciate it Thank you, Ed. So I don't see another question right this moment. We do have--I'm sorry, go ahead, Moderator.

Operator

Apologies, management will now take select listeners’ submitted questions.

Chuck Ferry

Okay. So we did--we took some written questions, and I will work through a couple of them that I think are appropriate here. So one of the questions was, there's been several articles recently published in railway trends websites regarding CRISI grants and potential inspections of machine vision projects. Can you comment if Duos has been awarded in CRISI-related projects?

So it's a good question. And we did see some recent press release related to CRISI projects. At this point right now, we cannot confirm any awards related to CRISI projects. However, we can say that several of our existing customers, potential new customers appear to either be expecting to receive CRISI money or, in some cases, have actually received some CRISI money, and we believe some of those will bear fruit for us, here in 2024.

The next question, again, which is a good one, I alluded to it in my comments. It says, you've mentioned before about diversifying the business to enhance Duos' position with AI and machine vision. And can you further elaborate on this?

So, Duos has already had and continues to establish a reputation for delivering fast, real-time data-driven results for our rail customers. Part and parcel with our railcar inspection portal, we've now got years of experience conducting edge computing where we're doing this AI edge processing and inferencing is what they call it. And all that sits out in those Edge data centers.

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And so we've gotten a lot of experience in that. And recently, in partnership with both Dell and NVIDIA, we've been introduced to a different set of folks in the telecommunications industry that are interested in seeking our assistance in placing Edge data centers out. This is something we've been quietly working on for the last year. But now we think we're actually going to see some progress on that, here in the near term.

Again, the overall goal is to participate in the AI value chain writ large, which this is directly and squarely in. And it's also designed to further drive our desire to get into a more recurring revenue versus the onetime CapEx revenue.

And I think we'll take maybe one more here. So--yes, the question here was, can you comment more on your partnerships with Dell and NVIDIA?

So, we've been partnered with Dell and NVIDIA probably for more than three years now. Those partnerships have actually strengthened, particularly in the last 18 months. Again, with Dell, we've been doing some--we use commercial off-the-shelf servers from Dell, or Edge servers, but they had some bespoke capabilities to it, as does NVIDIA to create what we do out at the Edge with our railcar artificial intelligence.

Recently, there has been social media posts from both of those companies about our progress in the rail vertical. And I think Dell, in particular, and I think NVIDIA probably a little bit later, also had some follow-on marketing that they're doing with us, and we're in discussion with both companies to see how we can--obviously, those two large companies are very large technical companies that we'd like to be partnered with.

And the good news is that we're able to engage them at some pretty senior levels to continue our efforts in this rail space.

So with that, I think we've approached our timeline, and I'd like to turn it back over to our moderator, please.

Operator

Thank you. At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing remarks.

Chuck Ferry

Yeah, I really appreciate everybody joining the call, and we look forward to follow on calls to give you updates on the business. Thank you.

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Operator

Before we conclude today's call, I would like to provide you a safe harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ, materially, from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A and Duos' annual report on Form 10-K which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC.

Thank you for joining us, today, for Duos Technologies Group's Fourth Quarter and Full Year 2023 Earnings Call. You may now disconnect.

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